EXHIBIT 99.1

Labor Ready Announces Sale of Convertible Subordinated Notes

        TACOMA, Wash., June 14, 2002—Labor Ready, Inc. (NYSE:LRW) today announced that it has completed the offer to sell $65,000,000 of its 6.25% convertible subordinated notes due 2007 (the "Notes") to qualified institutional buyers in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The Company has also granted the initial purchasers an option to purchase up to an additional $10 million aggregate principal amount of Notes. The placement of the Notes is expected to close on June 19, 2002. The Company intends to use the proceeds of the offering for working capital and general corporate purposes, which could include collateral for its workers' compensation program and expansion of its domestic and international operations.

        The subordinated Notes will bear interest at a rate of 6.25% per annum and interest will be paid on the Notes semi-annually beginning December 15, 2002. The Notes are redeemable at Labor Ready's option for cash beginning on June 20, 2005, at 100% of the principal amount plus accrued interest if the sale price of the Company's common stock over a specified number of trading days equals or exceeds 125% of the conversion price of the Notes then in effect.

        The Notes are convertible into shares of Labor Ready's common stock initially at a conversion rate of 137.7 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of $7.26 per share. The last reported sale price of the Company's common stock was $6.00 per share on June 13, 2002.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        This news release contains forward-looking statements, such as statements about the use of proceeds, expansion of the Company's domestic and international operations and other factors that may affect the Company's operations and financial results in the future. The Company's actual results are, however, subject to a number of risks and uncertainties, including the risks described in the Company's filing on Form 8-K, as filed with the Securities and Exchange Commission on June 6, 2002.

        CONTACT: Labor Ready, Inc. Steven Cooper, 253/680-8213 www.laborready.com